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EXHIBIT 23(G)(3)

                         AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to Custodian Contract is made as of July 28, 2000, by and between Davis International Series, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated December 16, 1994 (as amended from time to time, the "Custodian Contract"); and

     WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to deliver Fund property, in the context of repurchase and reverse repurchase transactions, including repurchase transactions through joint trading accounts, without the Custodian receiving cash, securities or other negotiable instruments in return therefor,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth hereinafter and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1. The following clause is added to the end of the last sentence of the first paragraph of Section 1 of the Custodian Contract:

                including without limitation any property released, delivered or otherwise removed from the Fund's account with the Custodian pursuant to Proper Instructions.

2.      Section 2.1 is amended and restated in its entirety as follows:

                The Custodian shall hold and physically segregate for the account of the Fund all non-cash Fund property to be held by it in the United States, including all domestic securities owned by the Fund, other than (a) property of the Fund released and delivered pursuant to Section 2.2(15) or purchased pursuant to
                Section 2.7(7), (b) securities which are maintained pursuant to
                Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a "U.S. SECURITIES SYSTEM"), and (c) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("DIRECT PAPER") which is deposited and/or maintained in the Direct Paper System of the Custodian (the "DIRECT PAPER SYSTEM") pursuant to
                Section 2.10A.


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3.      Section 2.2(15) is renumbered as Section 2.2(16), and new Section
        2.2(15) is added to the Custodian Contract as follows:

                (15) Upon the sale of Fund property, and prior to or without receipt of payment therefor, but only as set forth in Proper Instructions (such delivery in advance of payment shall be referred to herein as a "Free Trade"); and

4.      The following clause is added to the beginning of the first sentence of
        Section 2.6 of the Custodian Contract:

                Except with respect to Fund property released and delivered pursuant to Section 2.2(15) or purchased pursuant to Section 2.7(7),

5. Section 2.7(7) is renumbered as Section 2.7(8), and new Section 2.7(7) is added to the Custodian Contract as follows:

                (7) Upon the purchase of investments, and prior to or without receipt thereof, but only as set forth in Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(15), as applicable, shall also be referred to herein as a "Free Trade"); and

6.      The following clause is added to the beginning of the first sentence of
        Section 2.8 of the Custodian Contract:

                Except with respect to Fund monies released and delivered pursuant to Section 2.7(7), and except . . .

7.      The following clause is added to the beginning of the first sentence of
        Section 2.13 of the Custodian Contract:

                Except with respect to Fund property released and delivered pursuant to Section 2.2(15), or purchased pursuant to Section 2.7(7), of this Custodian Contract, the Custodian shall . . .

8.      The following clause is added to the beginning of the first sentence of
        Section 2.14 of the Custodian Contract:

                Except with respect to Fund property released and delivered pursuant to Section 2.2(15), or purchased pursuant to Section 2.7(7), of this Custodian Contract, and subject . . .


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9.      The following sentence is added to the end of Section 8 of the Custodian
        Contract:

                The Fund acknowledges that, in keeping the books of account of the Fund and/or making the calculations described herein, with respect to Fund property released, delivered or purchased pursuant to Sections 2.2(15) and 2.7(7) of this Custodian Contract, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund's counterparty(ies), or the agents of either of them.

10.     The following sentence is added to the end of Section 9 of the Custodian
        Contract:

                The Fund acknowledges that, in creating and maintaining the records as set forth herein, with respect to Fund property released, delivered or purchased pursuant to Sections 2.2(15) and 2.7(7) of this Custodian Contract, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund's counterparty(ies), or the agents of either of them.

11.     The following paragraph is added to Section 13 of the Custodian
        Contract:

                The Fund agrees to indemnify and hold the Custodian harmless from and against any and all costs, expenses, losses, damages, charges, attorney's fees, payments and liabilities which may be asserted against the Custodian acting in accordance with any Proper Instruction with respect to Free Trades including, but not limited to, loss, damage, cost, expense, liability, tax, charge, assessment or claim resulting from (a) the failure of the Fund to receive income with respect to purchased investments, (b) the failure of the Fund to recover amounts invested on maturity of purchased investments, (c) the failure of the Custodian to respond to or be aware of notices or other corporate communications with respect to purchased investments, or (d) the Custodian's reliance on information provided by the Fund, the Fund's counterparty(ies) or the agents of either of them with respect to Fund property released, delivered or purchased pursuant to Sections 2.2(15) and 2.7(7) of this Custodian Contract.

12. Except as specifically set forth herein, the terms and provisions of the Custodian Contract continue to apply with full force and effect.


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     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

DAVIS INTERNATIONAL SERIES, INC.         Witnessed By:

By:     /s/_____________________         By:     /s/________________
Name:   Kenneth C. Eich                  Name:   Thomas Tays
Title:  Vice President                   Title:  Vice President

STATE STREET BANK AND TRUST COMPANY      Witnessed By:

By:     /s/_______________________       By:     /s/________________
Name:   Ronald E. Logue                  Name:   Jean S. Carr
Title:  Vice Chairman                    Title:  Associate Counsel



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